United States securities and exchange commission logo





                 March 15, 2022

       Scott Alridge
       Chief Legal Officer and Secretary
       IronNet, Inc.
       7900 Tysons One Place, Suite 400
       McLean, VA 22102

                                                        Re: IronNet, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 10,
2022
                                                            File No. 333-263456

       Dear Mr. Alridge:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Scott Alridge